STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Contact:

Roger L. Fix, CEO

                    FOR IMMEDIATE RELEASE

(603) 893-9701

email:  InvestorRelations@Standex.com

STANDEX REPORTS 43% YEAR-OVER-YEAR

OPERATING INCOME GROWTH AND 18% INCREASE IN EPS IN SECOND QUARTER OF FISCAL 2008

SALEM, NH – February 4, 2008 . . . . Standex International Corporation (NYSE:SXI) today reported financial results for the second quarter of fiscal 2008 ended December 31, 2007.

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Net sales for the second quarter of fiscal 2008 increased 23.6% to $172.2 million from $139.3 million in the second quarter of fiscal 2007.  Acquisitions added approximately $25.4 million in revenues in the second quarter of fiscal 2008.

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Income from operations for the second quarter of fiscal 2008 was up by 43.0% to $11.3 million compared with $7.9 million in the second quarter last year.

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Net income for the second quarter of fiscal 2008 was $5.5 million, or $0.45 per diluted share, compared with net income of $4.8 million, or $0.38 per diluted share, in the second quarter of fiscal 2007.  Second-quarter fiscal 2007 net income benefited from a low tax rate of 25.1% compared with 33.5% in the second quarter of fiscal 2008.  The lower tax rate, which had an impact of approximately $0.04 per share on the prior year quarter, was the result of an adjustment related to a retroactive extension of the research and development tax credit.  The second quarter of 2007 also benefited from a decrease in corporate expenses of approximately $0.08 per share, due to the reversal of expenses associated with the Company’s long-term incentive plan.

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Net working capital (defined as accounts receivable plus inventories less accounts payable) increased to $135.0 million at December 31, 2007 from $117.6 million on December 31, 2006.  The acquisitions completed in the interim timeframe contributed $14.8 million of working capital.  Working capital turns improved to 5.1 turns from 4.7 turns for the second fiscal quarter of 2007.

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Net debt (defined as short-term debt plus long-term debt less cash) increased slightly to $129.1 million at December 31, 2007 from $128.6 million at September 30, 2007.  The company’s balance sheet leverage ratio of net debt to total capital was 36% at December 31, 2007, compared with 37% at September 30, 2007.

Comments on the Second Quarter

“Our strong operating income performance this quarter was driven by double-digit increases by three of our five operating groups,” said President and Chief Executive Officer Roger Fix.  “This effort was led by a 149% increase in operating income at our Food Service Equipment Group, with strong bottom-line performances by the Engraving and Engineered Products Groups as well.  While ADP and Hydraulics continued to be affected by poor market conditions, Hydraulics still reported a high single-digit increase in operating income.  Even against the backdrop of the negative residential construction and off-road heavy construction vehicle markets, we delivered 24% top-line growth and a 43% increase in operating income. ”

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The Food Service Equipment Group posted second-quarter, year-over-year sales growth of 59.3%, including a 16.6% organic sales growth rate.  Second-quarter operating income increased 149% year over year.

“Double digit year-over-year increases in sales from the majority of our food service businesses contributed to a 17% organic growth rate for that group,” Fix said.  “The strong organic growth we have experienced underscores Standex’s medium-term plan to broaden our customer base, enter new markets and grow our market share.  We are realizing market share gains as we grow share with existing food service customers, capture refrigerated warehouse projects, develop relationships with additional foodservice consultants, expand our footprint to include more nationwide quick-serve restaurant chains, and broaden our sales penetration into the scientific market segment.  During the second quarter we also continued to see excellent improvement by our Master-Bilt walk-in cooler and refrigerated cabinets business.  Finally, we continue to be pleased with the performance of our American Foodservice and APW Wyott acquisitions and the sales and cost synergies that we are creating across our refrigerated and cooking solutions groups.”

The Engraving Group posted second-quarter, year-over-year sales growth of 8.7% as several of the delayed platform projects by the Group’s global OEM automotive customers in North America and Europe came to fruition.  Second-quarter income from operations increased by 39.9% year-over-year due primarily to sales leverage and a higher margin product mix.

“During the quarter we began texturizing several of the delayed automotive platform projects in North America at our mold engraving business and we continued to see good performance in Europe,” said Fix.  “We also are encouraged by our success in penetrating non-automotive sectors in Europe.  Growth at the mold engraving business was partially offset by softness at our roll and plate engraving business as a result of reduced sales to customers affected by the housing market and at our machinery business due to lower capital spending by our customers.”

Engineered Products Group revenue for the second quarter increased by 3.6% and operating income grew 31.5%.

“During the quarter we began to recognize revenue against milestones completed for an $8.2 million contract for tooling and hardware for NASA’s Orion rocket program that we were recently awarded,” continued Fix.  “We expect to recognize revenue on this project again in the fourth quarter of fiscal 2008 and through the first half of fiscal 2009.  On the energy side of the business, we are continuing to ramp up production for the previously announced win of a large, multi-year contract from an OEM customer.  We are seeing a number of projects on the horizon across all of the end-markets we serve: aerospace, aviation and energy.1  In anticipation of this business, we began installing the necessary capital equipment during the first and second quarters to meet this demand.  We expect this equipment will be fully operational in the current third quarter.  Our electronics business delivered a mixed set of results with growth in markets such as aviation and aerospace and industrial applications, offset by softness in other accounts that were affected by the downturns in the automotive and housing sectors.”

Hydraulics Products Group revenues for the quarter fell by 2.1% due to continued soft market conditions for off-road heavy construction vehicles in the United States.  Operating income increased by 7.3% year-over-year as a result of cost reductions and improved productivity.

“Although the recovery of the off-road heavy construction vehicle market in the U.S. has been delayed, we believe that we are at the bottom of the downturn,1” said Fix.  “In addition, we are encouraged by new organic growth opportunities we see internationally, specifically in Europe, Mexico and South America.  We also are optimistic about our prospects in the Asian market, where we have secured an award to supply the telescopic cylinders for the refuse trucks that will be used to service the 2008 Beijing Summer Olympics.1  We continue to focus on the international diversification of this business.”

Air Distribution Products Group (“ADP”) sales for the quarter declined by 17.3% as a result of the continued downturn in the residential construction market.  Higher material costs in combination with a sharp decline in sales volume resulted in breakeven operating income performance by this group.

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“The prolonged downward trend in housing starts and residential construction continues to affect our ADP business,” said Fix.  “We continue to focus on implementing cost reductions and gaining market share in this business but expect that the market environment and high material costs will have a significant effect on ADP’s results for the foreseeable future.1”

Business Outlook

“As we head into the second half of the year, we are enthusiastic about the prospects for our Food Service Equipment and Engineered Products Groups,” said Fix.  “We have many opportunities to leverage sales synergies and broaden our customer base across our Food Service businesses.  We believe that the prospects for our Engineered Products business also are quite bright.1  We have a solid pipeline of opportunities across all of our aviation, aerospace and energy end markets.1  With the new platforms from our North American auto customers coming on line, we are encouraged by the near-term business opportunities for our Engraving Group.1  At our Hydraulics Group, while we believe we have reached the bottom of the downturn in the off-road heavy construction equipment market, the timing of a recovery remains unclear.1  Likewise, we expect the housing construction market conditions and material costs to continue to affect ADP’s financial performance.1”

Conference Call Details

Standex will host a conference call for investors tomorrow, Tuesday, February 5, at 9:00 a.m. ET.  On the call, Roger Fix, president and CEO will review the company’s financial results, and business and operating highlights.  Investors interested in listening to the webcast should log on to the “Investor Relations” section of Standex’s website, located at www.standex.com.  To listen to the playback, please dial (888) 286-8010 in the U.S. or (617) 801-6888 internationally; the passcode is 44952290.  The replay also can be accessed in the “Investor Relations” section of the company’s website, located at www.standex.com.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Food Service Equipment Group, Air Distribution Products Group, Engineered Products Group, Engraving Group and Hydraulics Products Group with operations in the United States, Europe, Canada, Australia, Singapore, Mexico, Brazil and China. For additional information, visit the company's website at www.standex.com.

1 Safe Harbor Language

Statements in this news release include, or may be based upon, management's current expectations, estimates and/or projections about Standex's markets and industries. These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict. Among the factors that could cause actual results to differ are uncertainty in conditions in the general domestic and international economy including more specifically increases in raw material costs, conditions in the food services equipment markets, the heavy construction vehicle market, the new residential construction market, the impact of delays in OEM new design cycles in the automotive industry, reduced capital spending by customers, and delays in the commencement of new projects in the aerospace, aviation and energy end markets we service and the other factors discussed in the Annual Report of Standex on Form 10-K for the fiscal year ending June 30, 2007, which is on file with the Securities and Exchange Commission, and any subsequent periodic reports filed by the company with the Securities and Exchange Commission. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the company may elect to update forward-looking statements at some point in the future, the company and management specifically disclaim any obligation to do so, even if management's estimates change.

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Standex International Corporation

Segment Reporting Data

Net Revenues:

	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands)	2007	2006	2007	2006
Food Service Equipment Group	$ 94,918	$ 59,606	$ 191,879	$ 125,221
Air Distribution Products Group	23,164	28,011	50,514	57,812
Hydraulics Products Group	7,855	8,025	16,857	18,275
Engraving Group	23,631	21,731	44,034	43,148
Engineered Products Group	22,677	21,895	44,481	44,302
Total Net Revenues	$ 172,245	$ 139,268	$ 347,765	$ 288,758

Income from Operations:

	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands)	2007	2006	2007	2006
Food Service Equipment Group	$ 8,206	$ 3,296	$ 17,854	$ 8,253
Air Distribution Products Group	1	1,665	398	3,849
Hydraulics Products Group	1,025	955	2,244	2,703
Engraving Group	2,628	1,879	3,899	4,684
Engineered Products Group	3,487	2,652	6,401	4,653
Subtotal	15,347	10,447	30,796	24,142
Corporate and Other	(4,070)	(2,538)	(8,673)	(6,047)
Total Income from Operations	$ 11,277	$ 7,909	$ 22,123	$ 18,095

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STANDEX INTERNATIONAL CORPORATION
Consolidated Condensed Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(In thousands, except per share data)	2007	2006	2007	2006
Net sales	$ 172,245	$ 139,268	$ 347,765	$ 288,758
Cost of sales	120,959	100,799	246,884	207,232
Gross profit	51,286	38,469	100,881	81,526

Operating expenses:
Selling, general and administrative expenses	40,009	30,376	78,758	63,141
Restructuring costs	-	184	-	290
	40,009	30,560	78,758	63,431

Income from operations	11,277	7,909	22,123	18,095

Other non-operating income and expense:
Interest expense	2,739	1,548	5,414	3,370
Other non-operating (income) expense	248	(11)	95	(792)
	2,987	1,537	5,509	2,578

Income from operations before income taxes	8,290	6,372	16,614	15,517
Provision for income taxes	2,778	1,602	5,786	4,758

Income from continuing operations	5,512	4,770	10,828	10,759
Income from discontinued operations, net of income taxes	-	48	605	6,190
Net income	$ 5,512	$ 4,818	$ 11,433	$ 16,949

Basic earnings per share:
Continuing operations	$ 0.45	$ 0.39	$ 0.88	$ 0.88
Discontinued operations	-	0.01	0.05	0.51
Total	$ 0.45	$ 0.40	$ 0.93	$ 1.39
Diluted earnings per share:
Continuing operations	$ 0.45	$ 0.38	$ 0.87	$ 0.86
Discontinued operations	-	-	0.05	0.50
Total	$ 0.45	$ 0.38	$ 0.92	$ 1.36

Weighted average shares, basic	12,288	12,219	12,272	12,219
Weighted average shares, diluted	12,345	12,398	12,392	12,417

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STANDEX INTERNATIONAL CORPORATION
Consolidated Condensed Balance Sheets
(Unaudited)

	December 31,	June 30,
(In thousands)	2007	2007
ASSETS
Current assets:
Cash and cash equivalents	$ 18,587	$ 24,057
Accounts receivable, net	96,040	106,116
Inventories	95,828	91,301
Prepaid expenses and other current assets	4,890	3,762
Deferred tax asset	12,358	11,093

Total current assets	227,703	236,329

Property, plant and equipment, net	116,431	122,315
Goodwill	120,419	118,911
Intangible assets	29,030	31,228
Prepaid pension cost	12,890	8,256
Other non-current assets	23,606	22,861

Total assets	$ 530,079	$ 539,900

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 56,911	$ 65,977
Accrued expenses	48,674	49,370
Current portion of long-term debt	30,121	4,162
Current liabilities - discontinued operations	786	821

Total current liabilities	136,492	120,330

Long-term debt - less current portion	117,586	164,158
Accrued pension and other non-current liabilities	50,006	50,981

Total liabilities	304,084	335,469

Shareholders' equity:
Common stock	41,976	41,976
Additional paid-in capital	25,418	25,268
Retained earnings	431,524	426,171
Accumulated other comprehensive loss	(11,139)	(26,533)
Treasury shares	(261,784)	(262,451)

Total shareholders' equity	225,995	204,431

Total liabilities and shareholders' equity	$ 530,079	$ 539,900

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Summary Cash Flow Data
	Six Months Ended
	Dec. 31,	Dec. 31,
	2007	2006

Cash flows provided by operating activities	$ 16,600	$ 5,172
Cash flows provided by investing activities	3,598	28,149
Cash flows used in financing activities	(26,291)	(35,147)
Effect of exchange rate changes on cash	623	344
Net change in cash and cash equivalents	(5,470)	(1,482)
Beginning cash and cash equivalents	24,057	32,590
Ending cash and cash equivalents	$ 18,587	$ 31,108

Supplementary Financial Data
	As of December 31,
	2007	2006
Net working capital	$ 134,957	$ 117,593
Working capital turns	5.1	4.7
Inventory turns	5.1	4.8
A/R days sales outstanding	52	51
A/P days payable outstanding	33	35

Capital Expenditures, for the six months ended	$ 5,826	$ 4,242
Depreciation	6,184	5,401
Amortization of intangibles	2,214	919
Net debt	129,120	58,279

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